Exhibit 99.1

Schedule A

The source of funds for all purchases below by the Reporting Person was from personal funds. For each of the transactions below that occurred in multiple trades on the same day, the Reporting Person hereby undertakes to provide full information regarding the number of shares and prices at which the transactions were effected upon request to the staff of the SEC, the Issuer, or a security holder of the Issuer.

Date of Transaction	Person Effecting the Transaction	Nature of Transaction	Number of Securities	Price per Share	Price Range
08/20/2025	Leonard M. Tannenbaum	Purchase of Common Stock	10,411	$10.42	$10.40 - $10.44
08/22/2025	Leonard M. Tannenbaum	Purchase of Common Stock	20,200	$11.00	$10.69 - $11.00
08/26/2025	Leonard M. Tannenbaum	Purchase of Common Stock	10,000	$10.79	$10.75 - $10.79
11/14/2025	Leonard M. Tannenbaum	Purchase of Common Stock	14,710	$9.38	$9.33 - $9.49
11/17/2025	Leonard M. Tannenbaum	Purchase of Common Stock	17,500	$9.61	$9.56 - $9.70
11/18/2025	Leonard M. Tannenbaum	Purchase of Common Stock	17,790	$9.45	$9.39 - $9.51
11/19/2025	Leonard M. Tannenbaum	Purchase of Common Stock	3,592	$9.48	$9.47 - $9.50
11/20/2025	Leonard M. Tannenbaum	Purchase of Common Stock	21,408	$9.39	$9.32 - $9.45
11/24/2025	Leonard M. Tannenbaum	Purchase of Common Stock	13,000	$9.72	$9.63 - $9.80
12/30/2025	Tannenbaum Family Foundation	Purchase of Common Stock	37,000	$9.77	$9.62 - $9.82
12/31/2025	Tannenbaum Family Foundation	Purchase of Common Stock	100,000	$9.40	$9.31 - $9.46